Exhibit 23.1

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2024, with respect to the consolidated financial statements of Cullinan Therapeutics, Inc. (formerly known as Cullinan Oncology, Inc.), incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

May 16, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.